Exhibit 99.1

TRANSCRIPT: Liquidity Services, Inc. Q2 2016 Earnings Call

Operator: Good day, ladies and gentlemen and thank you for your patience. You’ve joined the Q2 2016 Liquidity Services’ Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question- and-answer session and instructions will be given at that time.

As a reminder, this conference may be recorded.

I would now like to turn the call over to your host, Senior Director of Investor Relations, Ms. Julie Davis. Ma’am, you may begin.

Julie Davis

Senior Director-Investor Relations

Thank you, Lekeith. Hello, and welcome to our third quarter fiscal year 2016 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer; and Mike Sweeney, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 5, 2016 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today’s call, we encourage you to have our press release in front of you which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures and our press release and our filings with the SEC, each of which is posted on our website and you will find additional disclosures regarding these non - GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also certain supplemental operating data as a measure of certain components of operating performance which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volumes and should not be considered as substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer

Thank you, Julie. Good morning and welcome to our Q2 earnings call. I’ll review out Q2 performance and provide an update on key strategic initiatives. Next, Mike Sweeney will provide more details on the quarter. Finally, Jorge will provide our outlook for the current quarter.

Liquidity Services reported Q2 results in line with our GMV guidance and above the guidance range on adjusted EBITDA and adjusted net income. Q2 results were driven by strong performance in our municipal government, industrial manufacturing and retail verticals which benefited from growth with existing and new customers.

We also benefited from the growth of new fee-for-service offerings during the quarter with both commercial and government clients. We exited the quarter in a strong financial position to pursue our growth initiatives with $117.5 million in cash and zero debt. Our team remains focused on building a better future for how assets are managed, valued and sold in reverse supply chain which translates into a multibillion dollar business opportunity.

Liquidity Services’ competitive advantage lies in our ability to provide our clients with better service, scale and results. We are achieving this by making investments in new data-driven services, expansion of our buyer base and improvement in our core e-commerce platform to elevate the convenience and value we provide our customers.

First, we are expanding our offering to provide our clients with the data, analytical tools and services to extract more value from their supply chain. For example, on behalf of one of the world’s largest consumer package goods companies, we completed evaluation of over 40,000 assets using a variety of internal and external dataset. With this information, the client is able to make more informed business decisions on whether to redeploy or sell assets. For many of our manufacturing clients, we are using a data-driven process to perform refurbishing and repair services to maximize the value of the products they sell through our marketplaces.

In another case, we are providing property verification services to ensure all assets in the reverse supply chain comply with our clients’ business rules. In each case, these services provide our clients with one—stop convenience and scale to maximize their bottom line return.

Second, we are investing in the growth of our buyer base using a variety of digital and direct marketing strategies. For example, on behalf of a large energy services company, we recently completed the online auction of 230 lots of directional drilling and production test equipment located in Wyoming and North Dakota.

Our online sell through 142 bidders from throughout the United States, Canada, Mexico, Thailand, Singapore and Australia, resulting in sales proceeds well above the initial expectation. Buyers were acquired and cultivated using an integrated marketing campaign including digital, social and trade promotion elements.

Finally, we have continued to advance the design and development of our LiquidityOne platform to unlock additional network effects by consolidating stand-alone marketplaces with a single platform. During the quarter, we continued the beta testing of our new transactional platform, and we are now working on the user interface and design element. We expect the first marketplace to go live in our fiscal fourth quarter.

Additionally, we have identified new business opportunities centered on our emerging capabilities, and we are continuing to allocate time and investment to bring these to market. We continue to involve customers in the review of our new products and service capabilities and are excited by their feedback and the opportunities to grow our business over the long term.

Current financial results reflect significant current investment on our part but do not y et reflect the new product capabilities and business opportunities we’re building at Liquidity Services. Our willingness to invest in our business is a direct function of the significant growth opportunities we see ahead to leverage our knowledge, technology platform, customer network, and new capabilities.

In closing, we recognize the uneven growth and visibility that accompanies the transformation of our business during fiscal year 2016. We are confident that we have the right team and strategic plan to delight customers and develop a more diversified scalable business. Macro trends and globalization, the growth of e -commerce and sustainability will drive the need for our platform and services.

Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders as we execute our long-term growth strategy.

Now, let me turn it over to Mike for more details on Q2 results.

Michael E. Sweeney

Chief Accounting Officer & Vice President

Thanks, Bill. So, as Bill mentioned, we finished the second quarter of fiscal 2016 at the midpoint of our guidance in GMV and above the high end of guidance in adjusted EBITDA and adjusted EPS, primarily due to better -than- expected margins in our state and municipal government and retail businesses as more clients utilized our value- added services and we expanded with key client accounts ahead of our expectations.

Next, I’ll comment on our second quarter results with comparison periods provided on a y ear-over-year basis. Total GMV was $153 million. GMV in our GovDeals or our state and local government marketplace increased to $49.6 million or 10.1% due to an increase in the number of new sellers and additional sales volume from existing clients. We now have nearly 8,800 total clients further penetrating the $3 billion state and local government market.

GMV in our DoD marketplaces decreased to $29.2 million or 30.2% as a result of lower commodity prices and a shift in property mix to lower value property. GMV in our commercial marketplaces decreased to $74.2 million or 27 .6%. As a result of the sale of Jacobs Trading Company, the wind down of the NESA refurbishment business in Canada and reduced product flows in our retail and energy verticals, total revenue was $86. 9 million and was impacted by the same factors as provided for GMV.

Technology and operations expenses remained flat at $24.7 million. As a percentage of revenue, these expenses increased to 28.4% from 24.0% as a result of the decrease in revenue. Sales and marketing expenses decreased 15 .3% to $9.1 million primarily due to cost incurred in the prior year at Jacobs Trading which was divested in the fourth quarter last year, as well as to lower staff costs in fiscal 2016. As a percentage of revenue, sales and marketing expenses remained flat with the prior year at 10.5%.

General and administrative expenses decreased 8% to $10.5 million due to the sales of Jacobs Trading and wind - down of the NESA business. As a percentage of revenue, G&A expenses increased to 12% from 11 .1% as a result of the decrease in revenue.

Adjusted EBITDA decreased 66.7% to $2.9 million mostly due to the year -over-year decreases in revenue in our commercial marketplaces and DoD businesses already discussed. Adjusted net income decreased 55.4% to $1 .1 million. Adjusted diluted earnings per share decreased 56.2% to $0.04 based on approximately $30.6 million diluted weighted average shares outstanding.

During the second quarter, liquidity services provided $33 million of operating cash flow, an increase of 208% from the prior year primarily related to a tax loss benefit for which we received tax refunds of $35.1 million during the fiscal 2016 second quarter. We continue to have a strong debt-free balance sheet. At March 31st, 2016, we had a cash balance of $117.5 million, current assets of $176.7 million, total assets of $287 .1 million and $108.5 million in working capital. Capital expenditures during the quarter were $1.3 million.

I’ll now turn it over to Jorge for the outlook on the next quarter.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

Good morning. As we reached the midpoint of fiscal 2016, we’re encouraged by the progress we’ve made in establishing a foundation for future growth. We have stabilized our business for key contract changes. We’ve added new client program, are developing new value -added service and have continued to make progress in our Liquidity One transformation initiative.

Looking ahead, our third quarter outlook reflects the seasonal increase in our state and municipal government self-service activity; less project activity than our second in valuation services; less project activity in the industrial manufacturing sector that included significant plant closing sales in the quarter; having less favorable product and service fee mix in our DoD programs. In addition, in the third quarter, we anticipate spending on our Liquidity One initiative to increase sequentially over the second quarter.

Entering the second half of our fiscal year, we expect uneven financial performance due to the project-based aspects of our business and the changing mix of activities from our diversified market places and service offerings.

Our energy vertical and DoD activity continues to be difficult to predict given volatility and commodity prices. We anticipate cost of approximately $2 million in the third quarter of 2016 as we implement the final round of development for our first marketplace launch, complete the design and testing ramp -up of our ERP and start implementing the ERP and its interfaces to our client base in LiquidityOne systems.

Management guidance for the next fiscal quarter is as follows. We expect GMV in the third quarter to range from $150 million to $175 million. We expect adjusted EBITDA to range from a negative $3.5 million to a negative $1 million and adjusted earnings per diluted shares to range from minus $0.13 to minus $0.07.

This guidance assumes that we have diluted weighted average shares outstanding for the quarter of $30.6 million. We will now take your questions.

Operator: Thank you. Our first question comes from the line of Colin Sebastian of Robert Baird. Your line is open.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Okay. Thanks. And thanks for taking my questions. Couple just to start. First on the margins — the better-than- expected margins in the quarter. I wonder, if you can add a little more detail on the utilization of the value-added services as well as the expansion with some of the key client accounts? What facilitated those initiatives? Is that something that we’ll see carry-through potentially over the balance of the y ear? I’ve asked that in part given the margin guidance for the third fiscal quarter.

And then secondly, related to the energy segment of the business, I’m curious if you’re seeing more or less green shoots from that segment as there appears to be potentially at least more opportunity, more supply on the liquidation side from the oil and gas sector? If you have additional comments on that would be helpful. Thank you.

William P. Angrick

Chairman & Chief Executive Officer

So, thank you, Colin. Starting with your last reference to the energy market, I actually referenced the sale that we did in North Dakota and Wyoming during the quarter which indicates that we’re seeing early signs of market acceptance that it’s now time to convert assets into cash, and we’re benefiting from that. I’d say it’s early, because they ‘re still choppy — planning and decision making going on in that supply chain. But, we are well positioned to serve our clients as they make the decision to move forward with asset sales. We’ve got a lot in the pipeline, it’s just a question of when market clearing prices are embraced by the community of energy supply chain customers. But, we do see the improvement in activity in that vertical.

In terms of retail supply chain client expansion, we have long believed that one -stop convenience is important for our clients. Not only did they want to access sales channels but they also want us to handle pre and post —sale logistics, give them data to help make decisions on the right channel to sell their assets in. So, a lot of the data -driven business logic on what’s the right disposition channel, what’s the right time of the season to be selling, how to sell, do they upgrade and refurbish items before they bring to market. We’re driving all of that business logic as part of our service offering and that’s helping us grow with large big-box retailers and increasingly, the manufacturers who supply them. I think on the manufacturing side; these clients are seeing to exit after sales support. And that gives us an opportunity to leverage our facilities, return to management processes and our sales channels to sustain that. I think that’s a long runway for us to continue to grow.

Omni channel is a big theme with everybody in retail. And clients will tell you that returns are a necessary cost of doing business. And in the online world, returns are sharply higher than traditional brick-and-mortar retail. So, that positions us well to help clients outsource the things that are complex and focus on their — their focus of client satisfaction, having great products, full margin products in their channels. So, we think that’s a long-term trend.

Relative to margins in the quarter, we did benefit from a number of high -margin activities during the quarter. We have industrial clients that executed large scale, high-value projects such as plant closing that are very profitable for us. We currently don’t see that reoccurring in the following quarter. However, the long -term goal is deepening and widening our pipeline of very large capital-intensive companies that are always going to be bringing high-value assets to market. It’s just that we don’t have the type of visibility that I’m sure everyone would want in terms of when these large projects hit and unlock EBITDA growth.

The other areas we commented on in terms of services include valuations. So, we have a strong data warehouse that is being bundled and offered to clients to value assets. We had some very large valuations assignments that came through in the quarter that is consistent with our strategy to be that one -stop solution for our clients.

So, when they ‘re making decisions on where to mark our assets to on their own financial statements,

when to redeploy the assets to displace buying new and when to take the assets to sale, we provide a lot of that information to make it happen. And I would say the revenue line — GAAP revenue line’s increasingly important because service offerings that we provide do not have accompanying GMV. They drop straight to revenue and they are higher margins.

So, many of those key projects, we do not expect to continue in the next quarter which is affecting our guidance.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Okay. That’s helpful. Thanks, Bill.

Operator: Thank you. Our next question comes from the line of Dan Kurnos of Benchmark Company. Your line is open.

Dan L. Kurnos

The Benchmark Co. LLC

Great. Thanks. Good morning. Good quarter, guys. Just a couple from me. I just want to clarify something, Bill. I mean, you’re talking about this a lot here just so people understand. We understand the business is lumpy here, and think we got some color around kind of the seasonality. We all know that there’s a seasonal uptick. But it sounds like the underlying health of the business in your opinion is improving, although the step-up from what we’ve seen is sort of this $125 million to $150 million range could be at least near term dictated by seasonality and you’re not ready to say, you know, we’re starting to move back up towards those previous or higher GMV guidance ranges. Is that all fair?

William P. Angrick

Chairman & Chief Executive Officer

Yes. I think that’s fair because fiscal 2016 is a transformation period for us. We are very pleased with our business development activities, very pleased with the uptake of our services and value proposition. So, that is fundamentally healthy. I believe we are expanding our market share in verticals like energy. That’s not pulling through these financial statements y et because there’s still some backlog in that industry. But, we feel very good about the business development pipeline. We feel very good about the diversification of our business across different industry verticals.

And I said, we’ve been investing heavily in our marketing automation and marketing services, so, we’re seeing strong retention and growth with our buyer base. So all those are very healthy metrics for a two -sided marketplace. Where we are seeing the lumpiness is the fact that we have project spend that is uneven as we bring our LiquidityOne platform through the testing design and ultimate launch phase. So, given those types of project spend, that will affect margin. We do know that commodity prices have been very pressured in our DoD scrap business and Energy business, and that is something that is a headwind. We do know that the mix of property that we receive in certain industry verticals, including the DoD, including in retail, that can change in the short term and somewhat out of our control that affects margin.

And also, we have in the June quarter the strongest quarter for our municipal government self-service business GovDeals and the self-service business, which is a great model, very scalable, does have a lower commission rate and, therefore, lower margin. So, that is, over the long haul, a business we expect to continue to grow nicely, but in particular periods where there is larger share of the mix that affects the margin profile for the next quarter.

Dan L. Kurnos

The Benchmark Co. LLC

Great. That’s helpful. And then just on the retail side, I know you talked about pretty high-level penetration gains in both big-box and omni-channel. Are there any specific — could you give us any specifics or granularity on particular verticals? I know that we went through kind of a period of some intentional churn a while back, and may be some areas where some of your previous endeavors or investments to make gains are starting to pay off now?

William P. Angrick

Chairman & Chief Executive Officer

Well, we know that there is a lot of complexity with customers buying online, returning to the store. I think retailers love that because when a customer enters the store, they’re exiting a product that for whatever reason they don’t want, but they’re getting an opportunity to shop the aisles. But those products coming back is not a great fit for retailers’ core business. So, the more they can rely on partners like us, they can get that product removed and then, focus on moving the high-margin new product, in-season products.

So, we’re seeing good receptivity in the do-it-yourself home improvement channel, a lot of bulky items, high-value items. We’re doing a lot of work with OEMs in audio, visual, home entertainment, 4K televisions, gaming systems. And the OEM is very sensitive to their brand. It has portrayed in the secondary market. And we can ensure that any product that is pulled from a store or returned is certified to the manufacturer’s specs. And then, we can extract a lot of value for those clients by moving it through different channels, B2C, to end consumers, to business- to-business customers and export markets to completely insulate the client from any branded channel conflict.

So, if there’s a lot of interest from OEMs in the consumer electronics and audiovisual home entertainment vertical, we’re also increasing our presence in the home appliance world. And there’s a macro trend — the big players that have been very effective in the traditional consumer electronics space, I think consumer home is the next place where they can add quite a lot of value with smart appliances that communicate with each other so, there’s a lot of technology being integrated there. And again, that’s not a great fit for the OEMs to handle returns, after sale activities. And so, we’ve had some great success in that vertical as well.

Dan L. Kurnos

The Benchmark Co. LLC

That’s really helpful. Just one last one, if I could. Just on the expense side, just to also maybe clarify a bit with the step up in the Liquidity One transformation spend in the coming quarter and the expected launch of your first marketplace in fiscal Q4, just how we should think about the pacing of further expenses when we start to get some more leverage, on how we get through sort of the bulk of those up -front expenses and kind of what more of a steady state behind-the-scenes background expense profile looks like? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Well, the important thing is to have a quality integration and a quality product. And we certainly are focused on having that done in a timely fashion. But what’s more important for us is rather than managing the precise amount of money we spend is to ensure that we get a great product that can transform the buying and selling experience. And we know that fiscal 2016 will continue that spend as we stand up new marketplaces. I think we’ll have a better opportunity to address what the tail of that spending is because when you take products to market, you learn a lot about how well the product market fit is, and whether there’s additional adjustments that are necessary which translates to whether there’s additional spending that’s necessary. And so, I can’t give you precise views on whether we’re at the tail end of the spending y et. I think let’s review that in a couple quarters when we have our first marketplace, live in Q4.

Dan L. Kurnos

The Benchmark Co. LLC

All right. Great. Thanks, Bill.

Operator: Thank you. Our next question comes from Craig Lukin of Roumell Asset Management. Your question please.

Craig L. Lukin

Roumell Asset Management

Hi. Thanks for taking my call. My question is in regards to the DoD surplus contract you were recently awarded. Is there any concern of a growing competition in that area or is it true that DoD determined that it was only you and I believe Iron Planet have the capability to execute? And to follow on that, if you can give us any color on the economics of the deal and how happy are you with it?

William P. Angrick

Chairman & Chief Executive Officer

So, certainly the competition is done and we have several years I think it’s a 5-year contract so, the competition at this juncture is probably less relevant to where we are with the business. I think as we’ve interacted with DoD over at least three re-competes. In each case, you have different circumstances and what the client’s expectations are, the scope of work that they’re asking us to perform and the logistics requirements based on their facilities. And in each case, right, we have focused on adjusting our operations and our services to meet their needs and to do so profitably, and we expect that to be the case with our current DoD relationship and programs today.

Craig L. Lukin

Roumell Asset Management

Okay. And so I mean, can you shed any light on the economics of the related deal?

Chairman & Chief Executive Officer

Well, you know that we did bid aggressively to retain the program, so, the margins in the program are lower than what they once were. Having said that, it’s a terrific program, and we’re satisfied that we’re going to extract a lot of value from the program from the vantage point of buying the property that’s available under that program feeds. Our marketplace is very interesting for many of our industrial customers and our other verticals because we have had great success in categories like aerospace, transportation, biopharma, test and medical equipment, machine tools, all of which are covered under DoD. So, both on a stand-alone basis and as it relates to an integrated marketplace under LiquidityOne, we’re very satisfied with that program.

Operator: Thank you. At this time, I’d like to turn the call over to Ms. Davis for any closing remarks. Ma’am?

Julie Davis

Senior Director-Investor Relations

Thank you. Thank you to everyone for your participation on our call today. We will now be available for any follow-up questions. Thank you and have a good day.

Operator: Thank you, ma’am, and thank you, ladies and gentlemen, for your participation. That does conclude your program. You may disconnect your lines at this time. Have a great day.